EXHIBIT (12)

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (unaudited)



                                                                Three Months
                                                                   Ended
                                                               March 31, 1994
                                                           ----------------------
                                                           (dollars in thousands)

Net income before income taxes and minority interest in
    income of Heller International Group, Inc.............        $ 45,349

Add-Fixed charges

    Interest and debt expense.............................          69,416

    One-third of rentals..................................           1,401
                                                                  --------

       Total fixed charges................................          70,817
                                                                  --------

Net income, as adjusted...................................         116,166
                                                                  --------

Ratio of earnings to fixed charges........................            1.64
                                                                  ========

Preferred stock dividends on a pre-tax basis..............           4,580

    Total combined fixed charges and
       preferred stock dividend...........................        $ 75,397
                                                                  --------

Ratio of earnings to combined fixed charges and
preferred stock dividends.................................            1.54
                                                                  ========

     For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.

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